EXHIBIT 2.3
                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

     This First Amendment to Asset Purchase Agreement (this "Amendment") is made and entered into as of the 2nd day of May, 2002, by and among Jack Young Associates, Inc., a Delaware corporation ("Jack Young Associates"), Pocono Knits, Inc., a New Jersey corporation ("Pocono"), and Jack Young, an individual resident of the state of Pennsylvania (the "Pocono Shareholders").

     WHEREAS, Jack Young Associates, Pocono and the Pocono Shareholders have previously entered into that certain Asset Purchase Agreement dated as of the 15th day of March, 2002 (the "Agreement"); and

     WHEREAS, Jack Young Associates, Pocono and the Pocono Shareholders desire to amend the Agreement as set forth in this Amendment; and

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 1.01(a)(iv) of the Agreement is hereby amended by replacing the words "that Buyer must pay to Seller the sum of $250,000 for the right to participate in the proceeds" in the last line of such Section with "the Buyer shall not participate in the Contract for Berets and such contract shall be assigned to a new corporation as directed by Pocono."

     2. Section 1.01(b) of the Agreement is hereby is hereby amended by replacing the sentence "At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Company to the Buyer pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever, excepting, however, the liabilities set forth in Schedule 1.01(c)." with the sentence "At the Closing, good, valid and marketable title, subject to all existing liens and encumbrances, to all of the Assets shall be transferred, conveyed, assigned and delivered by the Company to the Buyer pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances,

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mortgages,  security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever, excepting, however, the liabilities set forth in Schedule 1.01(c)"

     3. Section 1.01(c) of the Agreement is hereby amended by deleting the word "trade" between the words "all" and "accounts" in subsection (i). Section 1.01(c) is further amended by replacing the sentence reading "At Closing, Buyer's Shareholder, Armitec, Inc., a Delaware corporation, shall deliver to Shareholder a Pledge Agreement, pledging all of the outstanding shares of stock of Buyer (the "Shares") to Shareholder to secure the Obligations assumed by Buyer as set forth in this Subsection" with "At Closing, Buyer's Shareholder, Armitec, Inc., a Delaware corporation, shall deliver to Shareholder a Pledge Agreement, pledging all of the outstanding shares of stock of Buyer (the "Shares") to Shareholder to secure the Obligations assumed by Buyer as set forth in the Pledge Agreement."

     4. Section 1.02 of the Agreement is hereby amended by replacing the paragraph in its entirety with the words "As payment in full for the Assets being acquired by the Buyer hereunder, Buyer shall assume the obligations of the Company as set forth in Section 1.01(c)."

     5. Schedule 3.04 is hereby amended to add the Pledge Agreement to Julie Waltzer.

     6. Section 7.08 of the Agreement is hereby amended by replacing the paragraph in its entirety with the words "The Company acknowledges that it has received a total $107,500 in working capital previously advanced to the Company. On May 2, 2002, the Buyer shall provide the Company's yarn suppliers One-Hundred Thousand Dollars ($100,000)

     7. Except as set forth in this Amendment, the Agreement shall remain unmodified and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

                           JACK YOUNG ASSOCIATES, INC.

                           BY: /s/ Bruce R. Davis
                              ----------------------------------------
                              Bruce R. Davis, President


                                 POCONO KNITS, INC.

                           BY: /s/ Jack Young
                              ----------------------------------------
                               Jack Young, President


                           POCONO KNITS, INC. SHAREHOLDERS

                            /s/ Jack Young
                           -------------------------------------------
                           Jack Young